Exhibit 23.2


          Consent of Independent Registered Public Accounting Firm
          --------------------------------------------------------


The Board of Directors
PFS Bancorp, Inc.:

We consent to the use of our report dated March 3, 2004, with respect to the consolidated statements of financial condition of PFS Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for each of the years then ended, included in the Annual Report on Form 10-KSB for the year ended December 31, 2003, of PFS Bancorp, Inc., which Form 10-KSB is incorporated herein by reference.


/s/ Grant Thornton LLP


Cincinnati, Ohio
September 10, 2004